Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-145036 on Form S-8 of Dolan Media Company of our report dated March 28, 2008, relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K, for the year ended December 31, 2007.

/s/ McGladrey & Pullen, LLP
Minneapolis, Minnesota
March 28, 2008